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EXHIBIT 3.3
PLAN AND AGREEMENT OF MERGER
OF
SILVER BEAVER MINING COMPANY, INC.
(An Idaho Corporation)
INTO
SILVER BEAVER MINING COMPANY, INC.
(A Nevada Corporation)

     Plan and Agreement of Merger (hereinafter called "Merger Agreement") dated this 11th day of June 1998, by and between Silver Beaver Mining Company, Inc., a corporation organized and existing under the laws of the State of Idaho (hereinafter sometimes referred to as "Silver Beaver (ID)") and Silver Beaver Mining Company, Inc., a corporation organized and existing under the laws of the State of Nevada (hereinafter sometimes referred to as "Silver Beaver (NV)"). These two parties are herein sometimes referred to collectively as the "merging corporations," witnesseth:

     WHEREAS, Silver Beaver (NV) is the wholly owned subsidiary of Silver Beaver (ID);

     WHEREAS, Silver Beaver (ID) wishes to change the state of its domicile by merging into Silver Beaver (NV); and;

     WHEREAS, Section 92A.190 of the Nevada Revised Statutes and Section 301-1107 of the Idaho Business Corporation Act each authorize the merger of Silver Beaver (ID) and Silver Beaver (NV);

     NOW, THEREFORE, the merging corporations have agreed, and do hereby agree, each with the other in consideration of the premises and the mutual agreements, provisions, covenants and grants herein contained and in accordance with the laws of the State of Nevada, and in accordance with the laws of the State of Idaho, that Silver Beaver (ID) and Silver Beaver (NV) be merged into a single corporation and that Silver Beaver (NV) shall be the continuing and surviving corporation and do hereby agree upon and prescribe that the terms and conditions of the merger hereby agreed upon and the mode of carrying the same into effect and the manner of converting the presently outstanding shares of each of the merging corporations into the shares of Silver Beaver (NV) are and shall be hereinafter set forth:

Article I
Manner of Conversion of Shares

     1.     The manner and basis of converting the shares of Silver Beaver
(ID) into shares of Silver Beaver (NV) are as follows: at the effective time of the merger, each share of common stock of Silver Beaver (ID) shall thereupon be converted into one share of Silver Beaver (NV). Each holder of outstanding common stock of Silver Beaver (ID) upon surrender to Silver Beaver
(NV) of one or more certificates for such shares for cancellation shall be entitled to receive one or more certificates for the number of shares of common stock of Silver Beaver (NV) represented by the certificates of Silver Beaver (ID) so surrendered for cancellation by such holder. Until so surrendered, each such certificate representing outstanding shares of common stock of Silver Beaver (ID) shall represent the ownership of a like number of shares of Silver Beaver (NV) for all corporate and legal purposes.

     2. As of the effective time of the merger, all of the outstanding shares of common stock of Silver Beaver (NV) which shares are held by Silver Beaver (ID), shall be redeemed by Silver Beaver (NV) for the sum of one dollar ($1) and such redeemed shares shall be canceled and returned to the status of authorized and unissued shares. None of such redeemed shares shall be retained by Silver Beaver (NV) as treasury shares and such shares shall be reissued in accordance with paragraph 1 of this Article I.

Article II
Effective Time

     The effective time of the merger shall be upon the filing of the Merger Agreement (or a certificate in lieu thereof) in accordance with Nevada Revised Statutes and the Idaho Business Corporation Act. Prior to said date, this Merger Agreement shall (1) have been submitted to and approved by the board of directors of each of the merging corporations; (2) have been approved by the stockholders of each of the merging corporations in accordance with law.

Article III
Effect of Merger

     When the merger shall have been effected:

     (a) The merging corporations shall be a single corporation known as Silver Beaver Mining Company, Inc., a Nevada corporation.

     (b)     The separate existence of Silver Beaver (ID) shall cease.

     (c) Silver Beaver (NV) shall have all rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the Nevada Statutes.

     (d) Silver Beaver (NV) shall thereupon and thereafter possess all the rights, privileges, immunities and franchises of a public as well as of a private nature of each of the merging corporations and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares and all other choses in action, and all and every other interest of and belonging to or due to each of the merging corporations shall be taken and deemed to be transferred to and vested in Silver Beaver
(NV) without further act or deed, and the title to any real estate or any interest therein vested in either of the merging corporations shall not revert or be in any way impaired by reason of the merger.

     (e) Silver Beaver (NV) shall thenceforth be responsible and liable for all the liabilities and obligations of each of the merging corporations and any claim existing or action or proceeding pending by or against either of the merging corporations may be prosecuted to judgment as if such merger had not taken place, or Silver Beaver (NV) may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either of the merging corporations shall be impaired by reason of the merger.

     (f) After the effective time of the merger, the earned surplus of Silver Beaver (NV) shall equal the aggregate of the earned surpluses of the merging corporations immediately prior to the effective time of the merger. The earned surplus determined as above provided shall continue to be available for payment of dividends by Silver Beaver (NV).

     (g) The certificate of incorporation of Silver Beaver (NV) as in effect on the date of the merger, except as provided for in this Merger Agreement, shall continue in full force and effect as the certificate of incorporation of the corporation surviving this merger.

     (h) The bylaws of Silver Beaver (NV) as they shall exist on the effective date of this Merger Agreement shall be and remain the bylaws of the surviving corporation until the same shall be altered, amended or repealed as therein provided.

     (i) The directors and officers of Silver Beaver (NV) shall continue in office until the next annual meeting of stockholders and until their successors shall have been elected and qualified.

Article IV
Service of Process; Rights of Dissenting Shareholders

     Silver Beaver (NV) hereby agrees that it may be served with process in the State of Idaho in any proceeding for enforcement of any obligation of Silver Beaver (ID), and in any proceeding for the enforcement of the rights of a dissenting shareholder of Silver Beaver (ID). Silver Beaver (NV) irrevocably appoints the secretary of state of the State of Idaho as its agent to accept service of process in any such proceeding. The address to which a copy of the process may be mailed is 57 West 200 South, Suite 310, Salt Lake City, Utah 84101. Silver Beaver (NV) will promptly pay to the dissenting shareholders of Silver Beaver (ID) the amount, if any, to which they shall be entitled under the provisions of Part 13 of the Idaho Business Corporation Act with respect to the rights of dissenting shareholders.

Article V
Termination

     If, at any time prior to the effective date hereof, events or circumstances occur which in the opinion of a majority of the board of directors of either constituent corporation renders it inadvisable to consummate the merger, this Merger Agreement shall not become effective even though previously adopted by the shareholders of the corporation as herein before provided. The filing of the merger documents shall conclusively establish that no action to terminate this plan has been taken by the board of directors of either corporation.

Article VI
Amendment

     The boards of directors of the constituent corporations may amend this Merger Agreement at any time prior to the filing of the Merger Agreement (or a certificate in lieu thereof) with the States of Idaho and Nevada provided that an amendment made subsequent to the adoption of the Merger Agreement by the stockholders of any constituent corporation shall not (1) alter or change the amount of any kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such constituent corporation, except to correct manifest error as may be permitted by law; (2) alter or change any term of the Certificate or Articles of Incorporation of the surviving corporation to be effected by the merger; or (3) alter or change any of the other terms and conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any class or series thereof of such constituent corporation.

     IN WITNESS WHEREOF, Silver Beaver Mining Company, Inc., a Nevada corporation, has caused this Plan and Agreement of Merger to be signed by its president and its secretary in accordance with the requirements of Nevada Revised Statutes, and Silver Beaver Mining Company, Inc., an Idaho corporation, has caused this Plan and Agreement of Merger to be signed by its president and its secretary in accordance with the requirements of Section 30-1-1107 of the Idaho Business Corporation Act all as of the day and year first above written.

Attest:                                   Silver Beaver Mining Company, Inc.
                                          An Idaho Corporation

/s/ Rhonda Eardley, Secretary             By /s/ Howard M. Oveson, President

Attest:                                   Silver Beaver Mining Company, Inc.
                                          A Nevada Corporation

/s/ Rhonda Eardley, Secretary             By /s/ Howard M. Oveson, President